Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-258418

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated March 21, 2022)

Wheels Up Experience Inc.

193,195,497 Shares of Class A Common Stock

4,529,950 Warrants to Purchase Class A Common Stock

12,521,494 Shares of Class A Common Stock Underlying Warrants

This Prospectus Supplement No. 4 supplements the prospectus dated March 21, 2022 (the “Prospectus”) of Wheels Up Experience Inc., a Delaware corporation (“we” or the “Company”), that forms a part of the Registration Statement on Form S-1 (File No. 333-258418).

This Prospectus Supplement No. 4 (this “Prospectus Supplement”) is being filed to update and supplement information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 23, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our Class A common stock, par value $0.0001 per share (“Class A common stock”) is traded on the New York Stock Exchange (the “NYSE”) under the symbol “UP”, and our warrants are listed on the NYSE under the symbol “UP WS”. On June 22, 2022, the last reported sale price of our Class A common stock was $2.40 per share and the last reported sale price of our warrants was $0.4599 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in Item 1A of our Quarterly Report on the Form 10-Q for the quarterly period ended March 31, 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 23, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2022

WHEELS UP EXPERIENCE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39541	95-1557048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 West 26th Street, Suite 900
New York, New York	10001
(Address of principal executive offices)	(Zip Code)

(212) 257-5252

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	UP	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	UP WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2022, Wheels Up Experience Inc. (the “Company”) announced that Wheels Up Partners LLC, a wholly-owned subsidiary of the Company (“WUP”), and Todd Smith, entered into an offer letter on June 18, 2022 for Mr. Smith to serve as WUP’s Chief Financial Officer, to be effective June 30, 2022. Mr. Smith will also serve as the Company’s principal financial officer and principal accounting officer, effective as of his start date. Eric Cabezas, WUP’s Senior Vice President of Finance, will continue to serve as the Company’s interim Chief Financial Officer and principal accounting officer until Mr. Smith’s start date and will continue to serve as WUP’s Senior Vice President of Finance thereafter.

Mr. Smith, 46, joins the Company from General Electric Company, a high-tech industrial company that operates worldwide through its four segments, aviation, healthcare, renewable energy and power, where he has worked since 1997. Mr. Smith most recently served as the Global Head of Financial Planning and Analysis and CFO for GE Corporate from May 2018 to March 2022. Prior to that time, he served as Chief Financial Officer of GE Gas Power System from August 2016 to April 2018. In addition, from August 2013 to July 2016, Mr. Smith served as Chief Financial Officer of GE Capital International, from March 2012 to August 2013, he served as Chief Financial Officer, GE Healthcare Life Sciences, and prior to such time served in various capacities at GE. Mr. Smith holds a Bachelor of Science, Business Administration from the University of Florida, Warrington College of Business.

In connection with Mr. Smith’s appointment as Chief Financial Officer, Mr. Smith will receive an annual base salary of $575,000, which will be prorated for fiscal year 2022. Mr. Smith will also be eligible for an annual incentive bonus with a target amount equal to 115% of his base salary, however, for 2022 Mr. Smith’s annual incentive bonus will have a target amount equal to 100% of this full year base salary. Mr. Smith’s annual incentive bonus will be based upon the Company’s performance against certain targets identified by the Compensation Committee of the Company’s Board of Directors and Mr. Smith’s individual performance toward key performance indicators and other factors developed in collaboration with the Company’s Chief Executive Officer. Mr. Smith will also be eligible for a one-time new hire inducement grant of restricted stock units with an aggregate grant date target value of $4,000,000, subject to the terms and conditions of the plan under which the grant is made and as determined by the Compensation Committee. The grant would be based on the closing share price of the Company’s Class A common stock on the day that the Compensation Committee approves the grant, or if the Compensation Committee approval occurs prior to Mr. Smith’s start date, the number of shares awarded under the restricted stock unit grant will be determined by the closing share price of the Class A common stock on Mr. Smith’s start date. The restricted stock units will vest in three equal annual installments on each of December 30, 2022, 2023 and 2024, respectively (subject to Mr. Smith’s continued employment). The Company will also recommend to the Compensation Committee that in 2023 Mr. Smith be granted an annual equity award with a target value of $3,000,000, based on the achievement of certain individual performance and other factors. In addition, subject to membership in the Wheels Up Core membership program and the requirement to pay the current member rate for the program in 2022, Mr. Smith will receive an advance of 15 bonus hours of flight time on a King Air 350i and 20 bonus hours of flight time on an Excel under the Company’s flight hour program for 2022 and thereafter, Mr. Smith will be eligible to receive bonus hours in accordance with the executive flight hours plan established by the Company from time to time. Mr. Smith will also be eligible to participate in the employee benefit plans available to other executives of the Company, including participation under any of the Company’s severance policies available to executives from time to time.

There are no family relationships between Mr. Smith and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no transactions in which Mr. Smith has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The preceding description of the offer letter is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the offer letter, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On June 23, 2022, the Company issued a press release regarding Mr. Smith’s appointment to the office of Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein. The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Offer Letter, dated June 18, 2022, by and between Todd Smith and Wheels Up Partners LLC (and attachments).
99.1	Press Release, dated June 23, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELS UP EXPERIENCE INC.

Date: June 23, 2022	By:	/s/ Kenneth Dichter
		Name:	Kenneth Dichter
		Title:	Chief Executive Officer

Exhibit 10.1

June 17, 2022

Todd Smith

22 Ordway Road

Wellesley, MA 02481 tsmith.gator97@gmail.com

Dear Todd,

We are pleased to offer you a position at Wheels Up Partners LLC (the “Company”). We are excited to have you join the Company and anticipate that you will be a great addition to our team.

Your first day with the Company will be June 30, 2022, or on such other date that we mutually agree upon after your acceptance of this offer (your “Start Date”).

The following will outline the general terms of our employment offer:

1.	Position and Duties. Your title will be Chief Financial Officer and you will perform the duties and services assigned to you by the Company. You will report to Kenny Dichter, Chief Executive Officer or a CEO successor. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Employee Handbook. This offer is made contingent upon the successful completion of the pre-employment process, including, but not limited to, satisfactory completion of a background check.

2.	Place of Employment. The primary location for your employment will be your residence in Massachusetts. Notwithstanding the foregoing, the duties to be performed by you hereunder are such that you may be required to travel as reasonably required in accordance with the Company’s policy on travel and expenses.

3.	Annual Salary. Your annual base salary will be $575,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s payroll policies, as may be amended from time to time. As an exempt employee, you are not eligible for overtime under the provisions of the Fair Labor Standards Act.

4.	Discretionary Bonus. You will be eligible to participate in the Company’s bonus plan for similar level employees of the Company, and as may be amended from time to time at the discretion of the Company. Your 2022 bonus target will be one hundred percent (100%) of your Base Salary. Your 2023 and years beyond bonus target will be increased to one hundred fifteen (115%) of your Base Salary. The 2022 Company bonus plan metrics are aligned to revenue, adjusted EBITDA, and individual key performance indicators. The Company bonus plan payout will be calculated against the achievement towards the plan metrics. The annual key performance indicators for future years will be developed in collaboration with the CEO, CFO and other members of the leadership team, in the first quarter each year, and approved by the Compensation Committee. Key performance indicators will be aligned against one or more of the following goals: revenue and margin growth, operational excellence, and diversity, equity, inclusion and belonging initiatives. Typically, the annual bonus payment is made in the first quarter following the completion of the term of the plan year. Your 2022 annual bonus award shall not be prorated for service; thus your 2022 annual bonus will be based upon your full annual base salary notwithstanding your start date.

5.	New Hire Equity Inducement Grant. The Company will recommend to the Compensation Committee of the Board of Directors (“Compensation Committee”) that you be granted a one- time equity award under a separate equity plan specific to this grant, of an equivalent number of restricted stock units (the “New Hire Equity Inducement Grant”), equal to four million dollars ($4,000,000) based on the closing share price on the day of Compensation Committee of the Board of Directors approval. If the Compensation Committee approval pre-dates your start date, the number of shares awarded will be determined by the closing share price on your start date.

The New Hire Equity Inducement Grant shall vest in three equal tranches, over a 30-month period commencing on your date of hire. The first tranche will vest on December 30, 2022, the second tranche will vest on December 30, 2023, and the third tranche will vest on December 30, 2024. The New Hire Equity Award shall be subject to the terms of the Company’s long- term incentive plans, and as may be amended from time to time at the discretion of the Company.

6.	Annual Equity Award. Commencing in 2023, the Company will recommend to the Compensation Committee of the Board of Directors that you be granted an annual equity award with a target value of three million dollars ($3,000,000). The final equity award can be increased or decreased based on your individual performance and any other factors determined at the reasonable discretion of the Company. The 2023 Annual Equity Award is expected to be granted in the first or second quarter of 2023, during the organization’s annual compensation planning process.

7.	Executive Flight Hours. Provided you join the Wheels Up Core membership program by paying the current member rate, upon commencement of membership, in accordance with the Executive Flight Hour Plan, for 2022 you shall receive an advance of fifteen (15) bonus hours of flight time on a King Air 350i and twenty (20) bonus hours of flight time on an Excel. Thereafter, you shall receive bonus hours in accordance with the Executive Flight Hours plan established by the Company, as may be amended from time to time. In order to continue to utilize the awarded flight hours, you are required to pay the annual membership dues of the Wheels Up Core membership program.

8.	Executive Severance Plan. Although your employment is at-will, if the Company terminates your employment without cause or you resign your employment for good reason (as such term is defined in the Company’s Executive Severance Plan), upon separation you will be entitled to receive severance as set forth in the Company’s Executive Severance Plan.

For purposes of this letter, “termination for cause” shall include: (i) material dishonesty in the performance of your duties hereunder; (ii) your failure, whether willful or intentional, to perform your duties hereunder (other than as a result of a disability); (iii) willful misconduct that would not be deemed immaterial in connection with the performance of your duties hereunder; (iv) conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or with respect to a misdemeanor involving moral turpitude; (v) a material breach by you of any material covenant or provision contained in the Restrictive Covenants Agreement; (vi) the Company, after reasonable investigation (including, but not limited to, an interview with you), finds that you have violated any material written policies of the Company, including, but not limited to, any code of conduct or ethics policies, or policies pertaining to harassment or discrimination; or (vii) a willful failure or refusal by you to comply with a written directive from the Company (unless such directive represents an illegal act). Notwithstanding the foregoing, to the extent that any of the events, actions, inaction, violations, breaches, or misconduct set forth above are able to be remedied, cured, or otherwise adequately addressed in the sole discretion of the Company, “cause” shall not be deemed to exist (and thus the Company may not terminate you for “cause” hereunder) unless you fail to remedy, cure, or adequately address such event, action, inaction, violation, breach, or misconduct within twenty (20) days after being given written notice by the Company of such event, action, inaction, violation, breach, or misconduct (“Notice and Right to Cure”). The Notice and Right to Cure shall apply to (i), (ii), (iii), (v), and (vii) above.

9.	Paid Time Off. You will be eligible for paid time off, depending on years of service, during each calendar year of your employment with the Company in accordance with the Company’s paid time off policy, as may be amended from time to time.

10.	Benefits. You will be entitled to the benefits that the Company customarily makes available to employees in positions comparable to yours. Please refer to the plan documents for more details, including eligibility. The Company reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

11.	Employment Relationship. In accepting this offer, you understand and agree that your employment with the Company will be “at-will.” This means that your employment is not for any specific length of time and that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that, due to your at- will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.

12.	Conditions of Employment. Simultaneous with the execution of this letter agreement, you shall sign the Employee Confidentiality Agreement and Restrictive Covenants (“Restrictive Covenant Agreement”), a copy of which is attached hereto as Appendix A. You acknowledge that your employment with the Company is conditioned upon the execution and delivery of the Restrictive Covenant Agreement and the terms thereof shall be fully incorporated herein.

13.	Board Positions. It is the Company’s policy that senior executives limit outside Board activity to one Board of Directors position. You may not serve on the Board of Directors or Advisory Board of more than one for-profit company without the prior written consent of the Company. You may serve as an officer, manager or director of or otherwise participate in charitable, educational, welfare, social, religious and civic organizations so long as such activities do not interfere with your employment with the Company.

14.	No Other Understandings. This letter agreement sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between you and the Company and/or its affiliates and any of their respective officers, directors, managers and/or principals.

15.	Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently-effective employment contract, or any other contractual or other binding obligation, including without limitation, any obligation relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

16.	Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.

You further understand and acknowledge that your employment with the Company is contingent upon your satisfactory completion of background and drug checks, as applicable, that are conducted by the Company and your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the end of your third (3rd) day of employment.

[Signature Page Follows]

Please indicate your acceptance of our offer on the terms set forth above by countersigning in the appropriate space below and returning this letter to my attention (kenneth.henion@wheelsup.com) no later than two (2) business days from the date hereof. The offer contained herein shall automatically expire two business days from the date hereof. We are excited at the prospect of you joining our team and look forward to having you on board.

Sincerely,

/s/ Kenny Dichter
Kenny Dichter
Chief Executive Officer

Agreed and Accepted
This 18th day of June, 2022

/s/ Todd Smith
Todd Smith

# Wheels Up | Executive Severance Plan and Change In Control

UP

- Executive Severance Plan applies if termination is without for “Cause” or resigns for “Good Reason”.
  - Package is contingent on the timely completion of the Severance Agreement which includes a release of claims.
- Two schedules consider employment of greater and less than one year; proration applies for less than one year.

| **Executive Severance Plan** *(Equal or greater than one year of service)* | | | | |
|---|---|---|---|---|
| Level | Salary | Annual Bonus | COBRA Continuation | Equity Vesting |
| EVP | 1X | 1X | 12 Months | 12 Months Accelerated |

| **Executive Severance Plan** *(Less than one year of service)* | | | | | |
|---|---|---|---|---|---|
| Level | Salary | Annual Bonus | COBRA Continuation | Equity Vesting | Flight Hours |
| EVP | Minimum of 6 Months, Prorated up to 11 Months | | 6 Months | 6 Months Accelerated | Receive Annual Allocation for Termination Year |

- Change in Control (CIC): Double Trigger, meaning CIC and Executive is terminated or leaves for good reason, within twelve months of CIC; Executive receives one additional year of salary and bonus in severance payment and all unvested equity vests. Change In Control applies to EVP and above; does not apply to VP/SVP level.

0

Wheels Up | Executive Severance Plan Salary : Paid in a lump sum . Bonus : Paid when company annual performance bonuses are distributed . Bonus shall be determined based on the satisfaction of performance metrics for management bonuses generally established by the Board each year . In the event applicable Company or other performance goals are achieved at a level that exceeds target levels for an applicable fiscal year, the Executive will be eligible to earn an annual bonus in excess of the Target Bonus amount in the same manner as other similarly situated senior executives of the Company are generally eligible for such increased bonus . In the event that applicable Company or other performance goals are achieved at a level below target levels but in excess of a threshold level for an applicable fiscal year as may be determined by the Board in its sole discretion, the Executive will be eligible to earn an annual bonus, if any, in an amount less than the Target Bonus in the same manner as other similarly situated senior executives of the Company are generally eligible for such a partial bonus . COBRA : In order to receive this component of the severance plan, the former Executive must elect COBRA continuation of health benefits ; enrollment is not automatic . The full amount of the cost of COBRA, including the Administrative fee, will be paid for the period of time associated with their level . The former Executive is expected to notify Wheels Up if they obtain other coverage and no longer have the need for continuation of benefits under COBRA . Should the former Executive have need for COBRA continuation of coverage for a period of time that is longer than the plan allowance, the full cost of doing so will be borne by the former executive . Flight Hours : Executives eligible for flight hours will receive a final annual flight hour grant for the year of the termination . The annual grant will be allocated on December 31 st of the termination year and will be equal to the number of hours eligible in the year of the termination . Equity Vesting : Accelerated vesting (refer to schedule) . 1

Wheels Up | Corporate Goals Individual Objectives Department Objectives 2 Definition of “Good Reason” : (i) a material breach by the Company of any material covenant or provision of this Agreement ; or there is a breach of the Option Agreement by Holdings that materially affects Executive’s rights or benefits with respect to the Option or any other equity award subsequently granted to Executive ; (ii) any involuntary change in the Executive’s title or reporting relationships except as permitted hereunder or any involuntary material diminution in the Executive’s material duties, authorities or responsibilities ; or (iii) a reduction by the Company in the Base Salary or a reduction in the Executive’s Target Bonus as provided hereunder, except in circumstances where such reduction was due to unforeseen circumstances such as COVID and such reduction was applied to all individuals at Executive’s level . (iv) a decision by the company that alters the previously agreed “Place of Employment” for the executive, to a location other than his residence in Massachusetts without the prior agreement of the executive . Executive must have first provided the Company with written notice referencing this provision and describing the existence of such event that the Executive believes constitutes Good Reason within sixty (60) days after he or she becomes aware of the existence such event, and the Company fails to cure such change or reduction within thirty (30) days after receipt of such written notice, and Executive resigns from employment within fifteen (15) days after the end of such cure period . Executive Severance Plan

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Exhibit 99.1

Wheels Up names Todd Smith Chief Financial Officer

Finance veteran joins to help build the future of private travel

NEW YORK – Wheels Up Experience (NYSE: UP) today announced it has hired Todd Smith as its new Chief Financial Officer, effective June 30, 2022.

Smith joins from General Electric (NYSE: GE) where he served in a number of senior, global Finance roles over his 25-year career – most recently as Global Head of Financial Planning and Analysis and CFO for GE Corporate. In a career covering four continents, he has served as Chief Financial Officer for several GE business units, including Gas Power Systems, Capital International, Healthcare Life Sciences, Capital Real Estate and Commercial Finance. He began his career with GE in 1997 as a member of the Financial Management Program and then spent over five and a half years on GE’s Corporate Audit Staff.

“We are thrilled to welcome Todd to the Wheels Up Family. He has a deep background across a number of key financial disciplines, experience in the public markets and a global perspective that will be invaluable as we continue to create the future of private travel,” said Wheels Up Chairman and CEO Kenny Dichter. “Equally important, Todd is a dynamic and experienced leader who has been successful leading both high-growth and mature businesses in a range of industries. He will be a great addition to our leadership team.”

At GE Corporate, Smith played a key role, working directly with the CEO and members of the leadership team, to drive the financial analysis around the recently announced decision to split the 130-year-old multinational corporation into three separate public companies. Throughout his career at GE, he has demonstrated a track record of driving profitable growth, operating in highly complex and regulated environments, leading M&A activity and building high performing finance teams.

“Through its growing marketplace, strong brand and talented team, Wheels Up has an incredible opportunity to fundamentally change private travel, making it more rewarding and accessible for millions of consumers around the world,” Smith said. “I am excited to join a committed and engaged group of senior leaders in their mission to deliver an exceptional experience – in the air and on the ground – to members and customers.”

At Wheels Up, Smith will oversee all aspects of the company’s global Finance organization, including Commercial Finance, Accounting, FP&A, Treasury, Tax and Investor Relations. He will also join the company’s Executive Leadership Team.

Smith holds a Bachelor of Science degree in Business Administration from the University of Florida’s Warrington College of Business and resides in the Boston area with his family.

About Wheels Up

Wheels Up  is the leading provider of "on demand" private aviation in the United States and one of the largest private aviation companies in the world. Powered by a growing marketplace of more than 1,500 safety-vetted and verified aircraft, Wheels Up is the only company in the industry to offer a total private aviation solution that includes a relentless focus on safety and service, with flexibility across all types of aircraft, membership programs, corporate solutions, aircraft management, whole aircraft sales and commercial travel benefits through a strategic partnership with Delta Air Lines.

The Wheels Up App enables members and customers to search, book and fly. Wheels Up Connect, Core and Business memberships provide enhancements such as flight sharing, empty-leg Hot Flights, Shuttle Flights, Shared Flights, signature Wheels Up Down events and exclusive member benefits from preeminent lifestyle brands. Wheels Up's ongoing Wheels Up Cares program aligns with philanthropic organizations and initiatives that affect and matter to the company and its customers, members, stakeholders, families and friends. The Wheels Up Cares fleet comprises five custom-painted Beechcraft King Air 350i aircraft, with each plane serving as a flying symbol for a specific social cause.

To learn more about Wheels Up, go to Wheelsup.com.